CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust. Such reference is included in the Statement of Additional Information of the Leader Short-Term Bond Fund under “Independent Registered Public Accounting Firm”.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

October 20, 2008

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 30, 2008 on the financial statements of Leader Short-Term Bond Fund, as of May 31, 2008 and for the periods indicated therein and to the references to our firm in the prospectus in this Post-Effective Amendment to Leader Short-Term Bond Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

October 20, 2008